Exhibit 10 (a)

                         MANAGEMENT TRANSITION AGREEMENT


          THIS MANAGEMENT TRANSITION AGREEMENT (this "Agreement"), is made as of the 5th day of August, 2002, between ESCO Technologies Inc., a Missouri corporation (the "Company" or "ESCO"), and Dennis J. Moore (the "Executive").

                                WITNESSETH THAT:

          WHEREAS, the Executive, who will reach 65 years of age in 2003, has informed the Company that he desires to retire from the positions of Chairman and Chief Executive of the Company prior to the end of the Company's 2003 fiscal year;

          WHEREAS, the Company desires to recognize the Executive's long service on behalf of the Company and the important contributions that the Executive has made to the Company, during his employment with the Company;

          WHEREAS, the Company desires to retain the goodwill and management experience of the Executive following Executive's retirement, in order to ensure the smooth and successful transition of the Company's leadership to a new Chief Executive Officer;

          WHEREAS, the Company has on July 18, 2002 awarded the Executive 60,000 stock options and 40,000 restricted shares; and

          WHEREAS, in order to retain Executive's goodwill and recognize the Executive's contributions to the Company, the Company and the Executive desire to enter into this Management Transition Agreement, in order to memorialize the agreement of the Company and the Executive relating to the Executive's retirement and the transition of the Company's management authority to a new Chief Executive Officer.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

          1. Employment Agreement. The terms of that certain Employment Agreement dated as of November 1, 1999 between the Company and the Executive (the "Employment Agreement"), shall remain in full force and effect until September 30, 2002; provided that the Company and the Executive hereby agree that the Company shall not be in breach of the terms of the Employment Agreement nor shall the Executive have "Good Reason" to terminate such Employment Agreement should the Company reduce, change or in any way modify the duties to be performed by the Executive pursuant to the terms of the Employment Agreement. The Executive and the Company hereby agree that the Employment Agreement shall terminate on September 30, 2002, shall be considered null and void without liability to either party and that Executive shall not be entitled to any benefits, owed any additional compensation or severance or have any rights or obligations under the Employment Agreement upon said termination; provided, that this does not supersede the Executive's right to receive any benefit earned prior to the Executive's retirement, or any provision of this Agreement expressly providing a benefit to the Executive.

         2.       Transition Period.

               2.1 Retirement. The Executive shall retire from the Company as an employee and resign as a Director on a date to be determined by the Human Resources and Ethics Committee of the Board of Directors (the "Committee"), provided that the Committee shall not select a date for the Exeuctive's retirement before February 5, 2003 or after April 30, 2003 (the date of the Executive's retirement shall be referred to herein as the "Retirement Date" and the period between October 1, 2002 until the Retirement Date shall be referred to as the "Transition Period").

               2.2 Duties. As of October 1, 2002 Executive shall resign as Chief Executive Officer and during the Transition Period, the Executive shall serve as the Company's Chairman, or in such other capacities as may be determined from time to time in the sole discretion of the Human Resources and Ethics Committee of the Board of Directors (the "Committee").

               2.3. Compensation. During the Transition Period, the Executive shall be entitled to receive a pro rata salary at an annual rate of Four Hundred Eighty Five Thousand Dollars ($485,000.00), payable pursuant to the terms of the Company's normal payroll practices.

               2.4 Bonus. On the Retirement Date, Executive shall receive from the Company an annual bonus at the Executive's current centerpoint of $325,000.00 (at the 1.0 level) multiplied by the number of calendar days comprising the Transition Period divided by 365.

               2.5 Long Term Incentive Compensation. All performance shares, stock options or restricted stock awards previously granted to the Executive pursuant to the Company's incentive compensation plans shall fully vest and be distributed in accordance with the terms of such applicable plans, except that any performance share and restricted stock awards which have a vesting date following the Retirement Date shall fully vest and be distributed, and any stock options which have a vesting date following the Retirement Date shall be eligible for exercise in accordance with applicable plan terms, as of April 1, 2003. All such performance share, stock option and restricted stock awards shall be deemed amended by the Committee and the Executive by this Agreement.

               2.6 Directors and Officers Liability Coverage. The Company agrees to provide the Executive with Directors and Officers liability coverage during the Transition Period, and for at least five years thereafter, for covered actions through the date of the end of the Transition Period, subject to the insurance carrier's approval and the terms of such coverage.

               3. Consulting Agreement. On or before the Retirement Date, the Executive and the Company will enter into a Consulting Agreement, providing for the service of the Executive as an independent contractor to the Company for a one year term following the Retirement Date for a fee of $300,000 payable bi-weekly pursuant to the Company's payroll practices (the "Consulting Fee"). The Consulting Agreement shall contain such reasonable and customary provisions deemed acceptable by the Company in its discretion, including without limitation, a non-disclosure and confidentiality covenant, a non-disparagement covenant, a release of the Company and its affiliates, including the specified terms contained in Section 4, and a worldwide covenant restricting the Executive, for a period of three
          (3) years following the end of the term of the Consulting Agreement, from competing with the Company, soliciting the business of the Company, or soliciting the employees of the Company.

         4.       Release of Company.

               4.1   General   Release   for   Additional   Consideration.    In
          consideration of the mutual promises and covenants contained herein (which Executive specifically acknowledges include consideration to which he would not have been entitled in the absence of this Agreement), the Executive agrees to and does hereby release, acquit, and forever discharge the Company its subsidiaries and affiliates and their past, present, and future shareholders, officers, directors, agents, employees, representatives, attorneys, successors and assigns, from any and all liabilities, claims, grievances, demands, charges, actions, causes of action and damages of every nature and description, known or unknown, accrued or not yet fully in being, which may have arisen on account of anything occurring, in whole or in part, prior to the date of this Agreement. This release is specifically understood to apply to, but is not limited to, any and all claims made, to be made, or which might have been made as a consequence of Executive's employment with ESCO or his relationship with any executive officer of ESCO, or arising out of his retirement, and the termination of his employment relationship with ESCO. This release also specifically includes, but is not limited to, any and all claims for salary, vacation pay, bonuses, commissions, stock options, compensation, benefits and damages (actual, compensatory, emotional and punitive) of any kind, sex discrimination, sexual harassment, retaliation, discriminatory treatment, alleged violations of any employee policy, employee manual or alleged contract of employment, defamation, fraud, assault, conspiracy, age discrimination and any and all other claims arising under any federal, state (Missouri, or any other), or local law, whether such claims arise at common law (whether sounding in tort or contract) or by constitution, statute or ordinance, including, by way of illustration only, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e-2000e-17; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621-634; the Americans with Disabilities Act, as amended 42 U.S.C. 12101 et seq.; the Equal Pay Act of 1963, as amended, 29 U.S.C. 206 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.
          1001-1461;   the  Missouri   Human   Rights  Act,  Mo.  Rev.   Stat.
          213.010-213.137, R.S.Mo. (Supp. 1995) and the Missouri Service Letter Statute, as amended, 290.140, R.S.Mo. (1986). Executive also agrees not to institute any claim for damages of any kind, by charge or otherwise, or to authorize any other party, governmental or otherwise, to institute any claim through administrative or legal proceedings against ESCO for any such damages. The liabilities, claims, grievances, demands, charges, actions, causes of action and damages released and discharged by this Section include all those, known or unknown, accrued or not yet fully in being, which exist in whole or in part as of the date this Agreement is signed.

               Nothing in this Section or this Agreement shall release Executive's right to any benefit he may be or become entitled to by virtue of his employment by ESCO prior to his retirement as provided herein or any compensation or benefit expressly provided in this Agreement; or to obtain any COBRA or retiree health benefits he may timely elect to receive after his retirement

               4.2 Knowing and Voluntary. Executive specifically acknowledges that the waiver of all of his claims is knowing and voluntary and that this waiver is a part of this Agreement which has been written in a manner calculated to be, and which is, understood by him and he intends to be bound by this entire Agreement. He specifically acknowledges waiving and releasing any claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621-634, in addition to all other claims as provided in this Section of this Agreement.

               4.3 Time to Consider. Executive agrees that in deciding to execute this Agreement: (a) that he relied entirely on his own judgment and that of any legal counsel or advisor he may have employed (and not on ESCO) in assessing the extent and merit of any claims, the likelihood, if any, of prevailing on those claims, the amount of damages, if any, which he would receive in the event any such claims were successfully established and the tax treatment of the amount paid hereunder; (b) that no facts, evidence, event or transaction currently unknown to him, but which may hereinafter become known to him, shall affect in any way or manner the final unconditional nature of this Agreement; (c) that his execution of this Agreement is a completely voluntary act on his part; (d) that he understands the terms of this Agreement; (e) that he has been advised by ESCO to consult with his legal counsel and has been provided with adequate time to do so, at his own expense, prior to executing this Agreement; (f) that he has been advised that this offer remains open for a period of twenty-one
          (21) days from the date he receives a copy of this Agreement so that he may fully consider this Agreement prior to executing it; and (g) that if he does not execute and return this Agreement to ESCO within such period, ESCO will consider his non-action a refusal to agree to the terms of this Agreement, and the offer and terms extended by this Agreement are revoked effective as of that date and time.

               4.4 Revocation and Effective Date. The parties agree that this Agreement shall not become effective or enforceable until the 8th day after two (2) copies of this Agreement, signed by Executive, are delivered to ESCO's Vice President Human Resources at 8888 Ladue Road, Suite 200, St. Louis, Missouri, 63124 ("Effective Date"). During any time prior to the delivery of these copies to ESCO's Vice President Human Resources and during the seven (7) day period prior to the Effective Date, Executive may revoke, in writing, this Agreement by delivering a copy of a notice of his intention to revoke it to ESCO's Vice President Human Resources at the address indicated above. If Executive does not deliver to ESCO's Vice President--Human Resources notice of his intention to revoke this Agreement in writing within such seven (7) day period prior to the Effective Date as set forth in this Section, the Agreement will become effective, binding, enforceable and irrevocable.

         5.       Miscellaneous.

               5.1 Death or Disability. The Company shall not be obligated to pay Executive any salary or bonus after his death or continuous absence from work due to disability for a period of ninety (90) days. All long-term compensation will be governed in accordance with the terms of the applicable plan(s).

               5.2 Incidental Benefits. Incidental benefits customarily paid to or on behalf of senior executives of the Company or appropriate for a departing Chairman and Chief Executive Officer with many years of successful service to the Company may be paid during the Transition Period and on the Retirement Date in the discretion of the Committee or the new Chief Executive Officer of the Company, such incidental benefits not to exceed in the aggregate Seventy-Five Thousand Dollars ($75,000.00).

               5.3 Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

               5.4 Amendment. This Agreement may not be amended except by a written agreement executed by the Executive and another executive officer of the Company.

               5.5 Entire Agreement. This Agreement is a complete and total integration of the understanding of the parties and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions with respect to the Executive's transition from employment with the Company, retirement, or engagement as a consultant, and Executive expressly acknowledges the termination of the Employment Agreement pursuant to the terms of this Agreement. This Agreement does not terminate or supersede any agreement between the
          Executive and the Company relating to the Executive's conduct, behavior, incentive compensation or fringe benefits, except as expressly modified by the provisions contained herein.

               5.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of Missouri, without regard to conflicts of law provisions, and except to the extent governed by federal law.

               5.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any other agreement contemplated hereunder, or the interpretation or breach hereof or thereof, shall be submitted to binding arbitration conducted in the City or County of St.Louis, Missouri, in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, unless otherwise agreed. The parties shall select one arbitrator familiar with a background in arbitrating employment disputes. If the parties are unable to agree on the selection of an arbitrator to resolve the dispute within fifteen (15) days of either party giving the other party notice of its intent to invoke this Section, then either party may make a request of the American Arbitration Association for a list of qualified potential arbitrators from which the parties shall select an arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. If no arbitrator is thus selected within fifteen (15) days after such list is submitted to the parties, either party may request the American Arbitration Association to select an arbitrator. Subject to the following sentence, all expenses and fees of the arbitrator and any other expenses of the arbitration will be borne equally by parties unless the arbitrator in the award assesses such expenses against one of the parties or allocates such expenses other than equally between the parties. Each party will bear its own attorneys' fees and expenses, unless the arbitrator finds that the claim or defense of any party was frivolous or lacked a reasonable basis in fact or law, in which case the arbitrator may assess against such party all or any part of the attorneys' fees and expenses of the other party. The determination of such arbitrator shall be final and binding upon the parties and judgment may be entered thereupon in any court having jurisdiction thereof. The provisions of this Section 5.7 shall not apply to the enforcement of any covenants relating to non-competition, non-solicitation, confidentiality or disparagement contained in this Agreement or any related agreement. Further, the provisions of this Section 5.7 shall not limit the rights of the Company to obtain injunctive relief enjoining the Executive from taking actions or threatening to take an action in violation of the terms of this Agreement or any related agreement.

          IN  WITNESS  WHEREOF,   the  foregoing  Agreement  has  been  executed
          effective as of August 5, 2002.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                              ESCO TECHNOLOGIES, INC.
Dennis J. Moore                               By: Deborah J. Hanlon
Date: 8/5/02                                  Title: VP Human Resources
                                              Date:  August 5, 2002